Exhibit 99

VF Reports Second Quarter 2013 Results and Raises Full-Year Earnings Guidance

  Gross margin up 240 basis points to 48.5 percent.
  Adjusted EPS up 14 percent to $1.27 (down 11 percent to $1.24 on a GAAP basis).
  Outdoor & Action Sports revenues rose 6 percent and increased to 50 percent of total VF sales in the quarter.
  International revenues rose 6 percent with increases in every region.
  Direct-to-consumer revenues up 8 percent, with balanced U.S. and international growth.
  Full-year adjusted earnings guidance raised $0.10 per share to $10.85, up 13 percent over 2012 (up 11 percent to $10.78 on a GAAP basis).

GREENSBORO, N.C.--(BUSINESS WIRE)--July 19, 2013--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended June 29, 2013. All per share amounts are presented on a diluted basis. “Adjusted” amounts refer to non-GAAP measures as described in the “Adjusted Amounts” paragraph at the end of this release.

“Our strong second quarter results demonstrate that VF’s diverse portfolio of brands supported by powerful platforms is a potent engine for growth,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “By staying sharply focused on our strategies – leading in innovation, expanding geographically and connecting more deeply with our consumers – we are winning in the global marketplace and are on track to deliver another record year for VF.”

Second Quarter 2013 Review

Revenues rose 4 percent to $2.2 billion compared with the same period of 2012, driven by strength in Outdoor & Action Sports, international and direct-to-consumer businesses.

Gross margin improved 240 basis points to 48.5 percent, an all-time high for any quarter in VF’s history. This performance, which includes improvements in nearly every coalition, compares with 46.1 percent in the same period of 2012. The higher gross margin reflects lower year-over-year product costs and the continued shift in our revenue mix toward higher margin businesses.

Operating income on an adjusted basis grew 22 percent to $206 million in the second quarter, compared with $169 million in the same period of 2012. On a GAAP basis, second quarter operating income increased 23 percent to $201 million, compared with $164 million in last year’s same period. Adjusted operating margin was 9.3 percent, compared with 7.9 percent in the second quarter of 2012. On a GAAP basis, operating margin rose to 9.1 percent from 7.7 percent in last year’s period.

Net income on an adjusted basis grew by 16 percent to $142 million from $123 million in the second quarter of 2012. Adjusted earnings per share – which excludes Timberland acquisition-related items of $0.03 per share in the second quarter – increased 14 percent to $1.27 per share from $1.11 per share during the same period last year. Last year’s second quarter adjusted earnings per share of $1.11 excluded a $0.32 per share gain from the sale of John Varvatos and $0.03 per share in acquisition-related expenses. Additionally, last year’s second quarter earnings per share included a non-recurring $0.10 per share discrete tax benefit primarily related to the settlement of prior years’ tax audits. On a GAAP basis, second quarter net income was down 11 percent to $138 million or $1.24 per share.

Second Quarter Coalition Review

Outdoor & Action Sports revenues rose 6 percent in the quarter to $1.1 billion with balanced growth across both the U.S. and international markets, and its wholesale and direct-to-consumer channels.

The North Face® brand revenues rose 5 percent globally driven by a mid-teen percentage rate increase in its direct-to-consumer sales and more than 20 percent growth in its international business. Revenues for The North Face® brand’s Americas region were down slightly, with a modest decline in its wholesale business that was not fully offset by its strong direct-to-consumer business, which grew at a mid-teen percentage growth rate. Second quarter revenues for the brand grew by 10 percent in Europe and by more than 40 percent in Asia Pacific demonstrating that The North Face® brand’s international strategy continues to deliver outstanding results.

Vans®, one of VF’s fastest growing and most profitable brands, continues to perform well on all fronts: wholesale, direct-to-consumer and in all regions of the world. In the second quarter, Vans® brand global revenues were up 15 percent including low-teen percentage growth in the Americas, 20 percent growth in its European business and more than 20 percent growth in the Asia Pacific region. The Vans® brand posted strong mid-teen percentage revenue increases in both its wholesale and direct-to-consumer channels globally.

Second quarter revenues for the Timberland® brand were down 3 percent. In the Americas region, revenues increased at a low single-digit percentage rate driven by a high single-digit increase in direct-to-consumer sales, offset by a modest decline in its wholesale business. In Asia Pacific, where Japan remains the brand’s largest market, second quarter revenues increased at a low single-digit percentage rate (low double-digit rate on a constant-dollar basis). With continued challenging conditions in Europe, the Timberland® brand’s revenues declined at a low double-digit percentage. Globally, on a constant-dollar basis, the Timberland® brand’s direct-to-consumer business was up by a mid single-digit percentage rate in the quarter.

Second quarter Outdoor & Action Sports operating income rose 22 percent to $100 million and operating margin increased 120 basis points to 9.1 percent, compared with 7.9 percent in the 2012 period.

For the first half of 2013, Outdoor & Action Sports revenues grew 8 percent. For the full year, VF continues to anticipate that coalition revenues will increase by about 10 percent, driven by particular strength in both the Vans® and The North Face® brands.

Jeanswear second quarter revenues were up 3 percent to $612 million, driven by a mid single-digit percent increase in the Americas region, which benefitted in part by the normalization of seasonal product orders from the first quarter into the second quarter. Jeanswear revenues for the European business were up 1 percent. In the Asia Pacific region, second quarter revenues declined at a mid single-digit rate – a sequential improvement from the first quarter – as the Lee® brand continues to work through an industry-wide build-up in inventories in China that began during the latter part of 2012.

Revenues for the Wrangler® brand were down 1 percent with about flat results in the Americas business, which saw continued strength in its Western specialty, Canadian and Latin American businesses, offset by a modest decline in its Mass business. Wrangler® brand revenues in Europe increased slightly and sales in the Asia Pacific region declined slightly in the quarter. The Lee® brand’s second quarter revenues were up 10 percent globally driven by a mid-teen percentage increase in Americas revenues where the business saw strong results from its seasonal and core jeans business. Second quarter revenues for the Lee® brand in Europe were up slightly and, as previously noted, the Lee® brand’s sales in Asia Pacific were lower.

Favorable year-over-year product costs and continued improvements in operating efficiencies led to a 17 percent increase in Jeanswear operating income to $109 million. Operating margin reached 17.8 percent in the quarter with improvements in the Wrangler® and Lee® brands across every region of the world.

For the full year, U.S. Jeanswear revenues are expected to increase at a mid single-digit rate. On a global basis, Jeanswear should grow at a low single-digit rate, up from its previous expectation of modest growth.

Imagewear revenues declined 4 percent in the second quarter to $242 million, reflecting the continued delay of a contract renewal. Excluding this program, Imagewear achieved modest growth in the quarter. Operating income for the coalition was up 15 percent to $35 million with a 240 basis point improvement in operating margin to 14.5 percent, reflecting lower year-over-year product costs.

Imagewear revenues are now expected to grow at a low single-digit percentage rate in 2013 compared with the previously anticipated mid single-digit growth rate.

Sportswear revenues grew 14 percent to $133 million driven by a low double-digit percentage increase in the Nautica® brand and nearly 30 percent growth in the Kipling® (U.S.) brand. Globally, the Kipling® brand grew 18 percent. The 14% growth for the coalition in the quarter benefitted from a 3 percentage point shift in timing of shipments for the Nautica® brand from the previous quarter. Improved profitability in the coalition’s wholesale and direct-to-consumer businesses drove a 42 percent increase in operating income to $16 million, representing a 240 basis point improvement in operating margin to 12.2 percent.

First half revenues for Sportswear were up 9 percent. Based on first half results and anticipated second half strength, Sportswear revenues are now expected to be up about 10 percent from its previous expectation of high single-digit growth.

Second quarter revenues for the Contemporary Brands coalition were down 9 percent in the quarter to $99 million. Four percentage points of the decline were due to the absence of the John Varvatos® brand, which was sold in April 2012. Contemporary Brands’ operating income fell 34 percent to $8 million in the second quarter. Operating margin fell 310 basis points to 8.0 percent.

Excluding the impact of the sale of the John Varvatos® brand, full-year Contemporary Brands revenues are now expected to grow at a low single-digit percentage rate in 2013 versus the previously stated high single-digit growth rate.

International Review

Second quarter international revenues increased 6 percent. In Asia Pacific, revenues were up 10 percent in the quarter, driven by 17 percent growth in China and strong results by nearly all Outdoor & Action Sports brands. Americas (non-U.S.) revenues increased 10 percent with strong performances from the Vans®, The North Face®, Timberland® and Wrangler® brands. Revenues in Europe rose 2 percent held back by the Timberland® brand, which continues to be impacted by difficult economic conditions. The North Face® and Vans® brands saw strong direct-to-consumer revenue increases in the quarter, rising 13 percent and 44 percent, respectively. International revenues reached 34 percent of total VF revenues in the second quarter compared with 33 percent in the same period of 2012.

Direct-to-Consumer Review

Direct-to-consumer revenues increased 8 percent in the second quarter including a 15 percent increase in The North Face® brand, a 16 percent increase in the Vans® brand and a 39 percent increase in the Kipling® brand. A total of 35 stores were opened across our brands in the quarter bringing the total number of owned retail stores to 1,157. Direct-to-consumer revenues reached 22 percent of total revenues in the second quarter compared with 21 percent in the 2012 period.

Balance Sheet Review

Inventories were down $47 million, or 3 percent, from June 2012 levels reflecting VF’s consistent focus on the efficient execution of our business. VF continues to anticipate another year of exceptional cash generation from operations, which is expected to exceed $1.4 billion in 2013.

2013 Earnings Per Share Guidance Raised

Revenue guidance for 2013 remains unchanged, with revenues expected to increase by 6 percent to $11.5 billion. Given the strong results achieved in the first half of 2013, full-year gross margin expansion is now expected to slightly exceed the previously anticipated 100 basis point improvement over 2012. Based on stronger gross margin improvement, adjusted earnings per share in 2013 are now expected to increase to $10.85 per share, up $0.10 from the $10.75 per share guidance provided on April 26. On a GAAP basis, which includes an estimated $0.07 per share in Timberland acquisition-related expenses, earnings per share in 2013 are now expected to rise to $10.78 per share, up $0.13 from the prior guidance of $10.65 per share.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other items related to the acquisition of The Timberland Company, which approximated $5 million ($0.03 per share) in the second quarter of 2013, the same amount reported in the second quarter of 2012. Adjusted amounts for the full year exclude anticipated Timberland acquisition-related expenses of $9 million ($0.07 per share) in 2013, compared with $31 million ($0.25 per share) in 2012. Additionally, adjusted amounts in the second quarter of 2012 exclude the gain on the sale of John Varvatos Enterprises, Inc. of approximately $42 million ($0.32 per share inclusive of a $0.10 per share tax benefit triggered by the sale). Reconciliations of certain GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.87 per share, payable on September 20, 2013 to shareholders of record on September 10, 2013.

Webcast Information

VF will hold its second quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-855-5837 (domestic) or 719-325-2278 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from July 19 through July 26, 2013, via telephone at 877-870-5176 (access code: 5989331) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s largest five brands are The North Face®, Wrangler®, Timberland®, Vans®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June		Six Months Ended June
	2013	2012	2013	2012

Net sales	$2,194,727	$2,115,629	$4,776,957	$4,643,046
Royalty income	25,684	26,157	55,323	55,195

Total revenues	2,220,411	2,141,786	4,832,280	4,698,241

Costs and operating expenses
Cost of goods sold	1,143,358	1,155,412	2,498,635	2,544,278
Marketing, administrative and general expenses	875,719	822,389	1,774,583	1,675,876
	2,019,077	1,977,801	4,273,218	4,220,154

Operating income	201,334	163,985	559,062	478,087

Interest income	815	1,188	1,305	2,226
Interest expense	(21,534)	(23,593)	(42,542)	(46,938)
Other income (expense), net	(1,512)	41,557	(473)	43,303

Income before income taxes	179,103	183,137	517,352	476,678

Income taxes	40,829	27,712	108,661	106,026

Net income	138,274	155,425	408,691	370,652

Net (income) loss attributable to noncontrolling interests	-	(128)	-	(139)

Net income attributable to VF Corporation	$138,274	$155,297	$408,691	$370,513

Earnings per common share attributable to VF Corporation common stockholders
Basic	$1.27	$1.42	$3.73	$3.37
Diluted	1.24	1.40	3.66	3.31

Weighted average shares outstanding
Basic	109,274	109,216	109,671	109,874
Diluted	111,479	111,228	111,726	111,992

Cash dividends per common share	$0.87	$0.72	$1.74	$1.44

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2013, December 2012 and June 2012 relate to the 13 week, 52 week and 13 week fiscal periods ended June 29, 2013, December 29, 2012 and June 30, 2012, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands, except share amounts)

	June	December	June
	2013	2012	2012

ASSETS
Current assets
Cash and equivalents	$320,112	$597,461	$330,512
Accounts receivable, net	1,060,778	1,222,345	1,033,835
Inventories	1,522,809	1,354,158	1,570,298
Other current assets	394,008	275,619	405,164
Total current assets	3,297,707	3,449,583	3,339,809

Property, plant and equipment	883,197	828,218	735,827
Intangible assets	2,889,106	2,917,058	2,928,311
Goodwill	2,001,375	2,009,757	1,996,355
Other assets	478,182	428,405	425,767
Total assets	$9,549,567	$9,633,021	$9,426,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$46,350	$12,559	$681,835
Current portion of long-term debt	402,949	402,873	2,801
Accounts payable	555,719	562,638	506,742
Accrued liabilities	639,280	754,142	576,661
Total current liabilities	1,644,298	1,732,212	1,768,039

Long-term debt	1,427,823	1,429,166	1,830,473
Other liabilities	1,293,389	1,346,018	1,303,505
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1	-	-	-
Common Stock, stated value $1	109,710	110,205	109,438
Additional paid-in capital	2,666,117	2,527,868	2,421,564
Accumulated other comprehensive income (loss)	(440,871)	(453,895)	(416,386)
Retained earnings	2,849,101	2,941,447	2,409,436
Total stockholders' equity	5,184,057	5,125,625	4,524,052
Total liabilities and stockholders' equity	$9,549,567	$9,633,021	$9,426,069

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June
	2013	2012

Operating activities
Net income	$408,691	$370,652
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	73,588	70,504
Amortization of intangible assets	22,992	24,221
Other amortization	20,135	16,046
Stock-based compensation	47,879	46,516
Provision for doubtful accounts	9,208	7,303
Pension expense in excess of (less than) contributions	(65,122)	38,297
Gain on sale of business	-	(41,745)
Other, net	56,202	2,143
Changes in operating assets and liabilities, net of sale of business:
Accounts receivable	133,830	71,072
Inventories	(178,511)	(136,497)
Other current assets	(59,643)	(45,419)
Accounts payable	(3,104)	(126,875)
Accrued compensation	(38,851)	(65,615)
Accrued income taxes	(105,035)	(84,510)
Accrued liabilities	(24,233)	(75,738)
Other assets and liabilities	(6,613)	2,774
Cash provided by operating activities	291,413	73,129

Investing activities
Capital expenditures	(155,454)	(118,980)
Proceeds from sale of business	-	68,264
Software purchases	(28,715)	(7,792)
Other, net	(4,307)	3,854
Cash used by investing activities	(188,476)	(54,654)

Financing activities
Net increase in short-term borrowings	34,783	400,166
Payments on long-term debt	(1,417)	(1,398)
Purchase of Common Stock	(281,586)	(299,096)
Cash dividends paid	(191,460)	(158,581)
Proceeds from issuance of Common Stock, net	26,069	7,180
Tax benefits of stock option exercises	37,933	25,243
Cash used by financing activities	(375,678)	(26,486)

Effect of foreign currency rate changes on cash and equivalents	(4,608)	(2,705)

Net change in cash and equivalents	(277,349)	(10,716)

Cash and equivalents - beginning of year	597,461	341,228

Cash and equivalents - end of period	$320,112	$330,512

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended June		Six Months Ended June
	2013	2012	2013	2012

Coalition revenues
Outdoor & Action Sports	$1,103,608	$1,039,974	$2,487,882	$2,303,941
Jeanswear	611,749	594,006	1,329,678	1,335,717
Imagewear	241,827	251,493	494,584	529,014
Sportswear	133,478	117,488	261,711	240,403
Contemporary Brands	98,614	107,947	202,341	234,851
Other	31,135	30,878	56,084	54,315

Total coalition revenues	$2,220,411	$2,141,786	$4,832,280	$4,698,241

Coalition profit
Outdoor & Action Sports	$100,458	$82,469	$326,960	$284,169
Jeanswear	108,874	93,347	252,217	204,119
Imagewear	35,059	30,364	66,645	73,290
Sportswear	16,278	11,486	28,494	22,212
Contemporary Brands	7,878	11,992	20,454	26,850
Other	509	366	(2,148)	(1,244)

Total coalition profit	269,056	230,024	692,622	609,396

Corporate and other expenses	(69,234)	(24,482)	(134,033)	(88,006)
Interest, net	(20,719)	(22,405)	(41,237)	(44,712)

Income before income taxes	$179,103	$183,137	$517,352	$476,678

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended June 2013
		Exclude
	As Reported	Impact of Foreign	Constant
	under GAAP	Currency Exchange	Currency

Coalition revenues
Outdoor & Action Sports	$1,103,608	$3,574	$1,100,034
Jeanswear	611,749	(858)	612,607
Imagewear	241,827	(459)	242,286
Sportswear	133,478	-	133,478
Contemporary Brands	98,614	531	98,083
Other	31,135	-	31,135

Total coalition revenues	$2,220,411	$2,788	$2,217,623

Coalition profit
Outdoor & Action Sports	$100,458	$1,858	$98,600
Jeanswear	108,874	374	108,500
Imagewear	35,059	48	35,011
Sportswear	16,278	-	16,278
Contemporary Brands	7,878	119	7,759
Other	509	-	509

Total coalition profit	269,056	2,399	266,657

Corporate and other expenses	(69,234)	-	(69,234)
Interest, net	(20,719)	-	(20,719)

Income before income taxes	$179,103	$2,399	$176,704

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Six Months Ended June 2013
		Exclude
	As Reported	Impact of Foreign	Constant
	under GAAP	Currency Exchange	Currency

Coalition revenues
Outdoor & Action Sports	$2,487,882	$4,480	$2,483,402
Jeanswear	1,329,678	(2,786)	1,332,464
Imagewear	494,584	(762)	495,346
Sportswear	261,711	-	261,711
Contemporary Brands	202,341	574	201,767
Other	56,084	-	56,084

Total coalition revenues	$4,832,280	$1,506	$4,830,774

Coalition profit
Outdoor & Action Sports	$326,960	$2,649	$324,311
Jeanswear	252,217	474	251,743
Imagewear	66,645	48	66,597
Sportswear	28,494	-	28,494
Contemporary Brands	20,454	115	20,339
Other	(2,148)	-	(2,148)

Total coalition profit	692,622	3,286	689,336

Corporate and other expenses	(134,033)	-	(134,033)
Interest, net	(41,237)	-	(41,237)

Income before income taxes	$517,352	$3,286	$514,066

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	June 2013	Margin	June 2012	Margin

Operating income, as reported under GAAP	$201,334	9.1%	$163,985	7.7%
Timberland acquisition-related expenses	4,536		4,954

Operating income, as adjusted	$205,870	9.3%	$168,939	7.9%

Net income attributable to VF Corporation, as reported under GAAP	$138,274		$155,297
Timberland acquisition-related expenses	3,816		3,430
Gain on sale of John Varvatos Enterprises, Inc.	-		(35,814)

Net income attributable to VF Corporation, as adjusted	$142,090		$122,913

Diluted earnings per share, as reported under GAAP	$1.24		$1.40
Timberland acquisition-related expenses	0.03		0.03
Gain on sale of John Varvatos Enterprises, Inc.	-		(0.32)

Diluted earnings per share, as adjusted	$1.27		$1.11

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Six Months		Six Months
	Ended	Operating	Ended	Operating
	June 2013	Margin	June 2012	Margin

Operating income, as reported under GAAP	$559,062	11.6%	$478,087	10.2%
Timberland acquisition-related expenses	7,278		9,596

Operating income, as adjusted	$566,340	11.7%	$487,683	10.4%

Net income attributable to VF Corporation, as reported under GAAP	$408,691		$370,513
Timberland acquisition-related expenses	6,051		6,725
Gain on sale of John Varvatos Enterprises, Inc.	-		(35,814)

Net income attributable to VF Corporation, as adjusted	$414,742		$341,424

				Guidance
	Six Months		Six Months	Year
	Ended		Ended	Ended
	June 2013		June 2012	December 2013
Diluted earnings per share, as reported under GAAP	$3.66		$3.31	$10.78
Timberland acquisition-related expenses	0.05		0.06	0.07
Gain on sale of John Varvatos Enterprises, Inc.	-		(0.32)	-

Diluted earnings per share, as adjusted	$3.71		$3.05	$10.85

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Director, Investor Relations
or
Carole Crosslin, 336-424-7836
Director, Corporate Communications